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                              EMPLOYMENT AGREEMENT

                                       FOR

                                   CARL KRAUS











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                                TABLE OF CONTENTS

                                                                                                   Page

1. Employment.                                                                                        1

2. Services.                                                                                          2

3. Compensation and Benefits.                                                                         2

4. Termination of Employment / Change in Control.                                                     8

5. Confidential Information / Return of Documents / Noncompete / Remedies.                           13

6. Successors and Assigns.                                                                           15

7. Timing of and No Duplication of Payments.                                                         18

8. Modification or Waiver.                                                                           18

9. Notices.                                                                                          18

10. Governing Law and Resolution of Disputes.                                                        19

11. Severability.                                                                                    19

12. Counterparts.                                                                                    20

13. Headings.                                                                                        20

14. Entire Agreement.                                                                                20

15. Survival of Agreements.                                                                          20

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of and is effective as of July 12, 1999 by and between Carl Kraus, an individual residing at 25 Post Run, Newton Square, Pennsylvania 19073 ("Executive"), and Philips International Realty Corp., a Maryland corporation with offices at c/o Philips International, 417 Fifth Avenue, New York, New York 10016 ("Reit").

                                    RECITALS

         WHEREAS, Reit desires to employ Executive, and Executive desires to be employed by Reit, pursuant to the terms set forth herein

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment.

            Reit hereby agrees to employ Executive, and Executive hereby agrees to be employed by Reit, on a full-time basis for a term commencing on the date hereof and expiring on January 1, 2002, unless this Agreement shall be terminated earlier pursuant to the terms hereof, provided, however, that effective January 1, 2002, the term of this Agreement shall be extended automatically until June 30, 2004 unless at least two hundred forty (240) days prior to January 1, 2002 either Reit or Executive shall have given written notice to the other party that such party does not wish to extend this Agreement ("Notice of Non-Extension"). The term of this Agreement during which

Executive shall be employed on a full-time basis is referred to herein as the "Employment Period."

         2. Services.

            (a) Executive shall serve as Chief Financial Officer of Reit. Executive shall devote his best efforts and substantially all of his business time, skill and attention to the business of Reit, and shall perform such duties as are customarily performed by a Chief Financial Officer of a Reit and as may be more specifically enumerated from time to time by the Board of Directors of Reit (the "Board"), the Executive Committee of the Board, if any, the Chief Executive Officer, President or Chief Operating Officer of Reit.

            (b) Executive shall be based in New York, New York, subject to reasonable travel requirements.

         3. Compensation and Benefits.

            (a) During the Employment Period, Reit shall pay Executive a minimum annual base salary in the amount of $150,000 ("Annual Base Salary") which shall be increased by a minimum of four (4%) percent on each anniversary of the date of this Agreement during the Employment Period and shall be payable in accordance with Reit's normal payroll practices. Any increase which may be granted in excess of the four (4%) percent minimum shall be in the sole discretion of the Board.

            (b) Commencing with calendar year 2000 and for each calendar year thereafter during the Employment Period, Executive shall be eligible to receive an incentive bonus based on the growth in funds from operations ("FFO") per share in excess of the FFO per share of Reit for the immediately preceding calendar year which shall constitute the base year (the "Base Year") or with respect to the year in which Executive's employment with Reit terminates the quarterly period(s) described in sub-paragraph 3(b)(ii) below for purposes of the incentive bonus calculation (the "Formula Bonus").

                (i) For each calendar year during the Employment Period (commencing with the year 2000) in which Executive's employment with Reit has not terminated, Executive shall be entitled to receive a Formula Bonus in the event the FFO per share for the applicable calendar year of Reit exceeds the FFO per share for the Base Year by more than fifteen (15%) percent (the "Threshold Percentage"). Once the Threshold Percentage has been exceeded, Executive's Formula Bonus shall be calculated as a percentage of Annual Base Salary, not to exceed an annual maximum of fifty (50%) percent of Annual Base Salary. The Formula Bonus amount shall be determined by (i) dividing (a) the amount by which the percent increase in FFO per share for the applicable year exceeds the Threshold Percentage by (b) .15, and (ii) multiplying the result by Annual Base Salary. For example,

                Year 2000 FFO per share            =  2.35
                Base Year (1999) FFO per share     =  1.95
                Percentage Increase
                  ((2.35 - 1.95) divided by 1.95)  =  20.5%
                Percent Increase above
                Threshold Percentage               =  5.5%
                Divided by .15                     =  36.67% (not to exceed 50%)
                Annual Base Salary                 =  $156,000
                Formula Bonus                      =  $57,205

                The Formula Bonus calculation shall be performed as soon as practicable after the FFO per share for a particular year of Reit has been determined. In the event it is determined that Executive is entitled to a Formula Bonus, it shall be paid to Executive in a single sum cash payment within ten (10) business days of the date such determination is made. Except as otherwise provided for herein, Executive must be employed by Reit on the last day of the calendar year of Reit as to which a Formula Bonus is payable to receive a Formula Bonus for that year. For purposes of this Agreement, FFO shall be calculated on a consistent basis in accordance with the National Association of Real Estate Investment Trusts White Paper definition published in March 1995, and in accordance with the accounting practices and policies of Reit in effect from time to time applied on a consistent basis to the entire Employment Period. Shares outstanding for purposes of the calculation shall be the diluted weighted average number of outstanding shares of Common Stock and weighted average number of outstanding limited partnership units for the applicable period.

                (ii) In the event Executive's employment with Reit terminates during the Employment Period, Executive's eligibility for a Formula Bonus for the calendar year in which Executive's employment terminates shall be determined on the same basis as set forth in sub-paragraph 3(b)(i) above (i.e., the Threshold Percentage must be exceeded) with the following adjustments:

                     (A) Executive must be employed for one (1) full calendar quarter or more to be eligible for a Formula Bonus;

                     (B) the percent increase in FFO per share shall be determined by comparing the FFO per share for the completed calendar quarter(s) that have elapsed in the year of termination prior to Executive's termination of employment to the corresponding calendar quarter(s) for the most recently completed calendar year of Reit; and

                     (C) the Formula Bonus so determined, as well as the fifty (50%) percent of Annual Base Salary maximum bonus shall be multiplied by a fraction; the numerator is the number of completed days during the calendar year ending with Executive's termination of employment and the denominator is three hundred sixty-five (365), with the result being the Formula

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                          Bonus so determined and the maximum bonus for the year
                          of termination.

            (c) Reit shall provide Executive with a cash advance at the rate of $25,000 per year for each of the first three years of the Employment Period, advanced ratably at such time as Annual Base Salary payments are made to Executive. Interest shall accrue at the rate of six (6%) percent compounded annually on the outstanding balance of the cash advance until repayment in full. Any prepayments by Executive (through the earning of a Formula Bonus or otherwise) shall be applied first to interest, then principal. The cash advance balance plus interest shall reduce the amount of the Formula Bonus payable to Executive. In the event that the Formula Bonuses which are earned are insufficient to satisfy the cash advances plus interest, the cash advance balance plus interest shall be due and owing in full on the fifth (5th) anniversary of the date hereof. In the event of Executive's earlier termination of employment, the entire balance of the cash advance plus interest shall become immediately due and owing. Executive shall execute any documents which may be required by Reit to evidence his obligation with respect to the cash advance. Cash advances paid pursuant to this paragraph 3(c) shall represent a recourse obligation to the Executive.

            (d) Reit shall deduct and withhold from all compensation payments all social security and other federal, state and local taxes and charges in the minimum amounts (or such greater amounts as Executive may from time to time request) which currently are or which hereafter may be required by law to be so deducted and withheld, including withholding pursuant to bonus withholding rates, as applicable. In addition to the compensation specified above, Executive shall be entitled to the following benefits:

                (i) health and hospitalization (family), life insurance, disability, business travel accident, and any compensated absences and any

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                     other plans made generally available to other executive
                     officers of Reit;

                (ii) a $400 monthly allowance which is intended to cover local business-related travel expenses;

                (iii) three (3) weeks paid vacation;

                (iv) a $3,000 monthly housing allowance (the "Housing
                     Allowance"); and

                (v) reimbursement for substantiated reasonable business expenses including out-of-town travel expenses incurred by Executive in furtherance of the interests of Reit.

                (e) As further consideration for Executive agreeing to serve as an Executive officer of Reit and entering into this Agreement upon the terms set forth herein, including, without limitation, the terms relating to non-competition set forth in Paragraph 5(e) below, Reit shall:

                (i) on the effective date of this Agreement, issue to Executive options to purchase 50,000 shares of common stock par value $.01 per share ("Common Stock" or "Reit Common Stock") pursuant to the Reit 1997 Stock Option and Long-Term Incentive Plan (the "Plan"), at an exercise price equal to the fair market value per share of Common Stock on date of grant, and issue options to purchase an additional 10,000 shares of Common Stock at then current fair market value on each of the first three anniversaries of the date of this Agreement. Executive's options shall be evidenced by option grant agreements dated as of each applicable anniversary thereof which agreements shall include, but not be limited to, the following provisions: vesting (and subsequent grants), subject to Executive's continued employment with Reit (including continued employment after the issuance of a Notice of Non-Extension, if applicable) and the provisions of Paragraphs 4(a), 4(b), 4(d) and 4(e) below, over a three (3) year period from each respective date of grant with one-third (1/3) of the Options vesting on each successive anniversary (unless vesting is otherwise accelerated pursuant to the terms and conditions of this Agreement or the option grant agreement) and non-transferability; and

                (ii) as of the effective date of this Agreement loan on a
                     non-recourse basis to Executive $200,000 (the "Stock Acquisition Loan"), with the loan proceeds to be used by Executive simultaneously to purchase as many shares of Reit Common Stock, at the market

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                     price, as such Stock Acquisition Loan amount will permit.
                     Interest shall accrue on the Stock Acquisition Loan at six (6%) percent per annum and shall be payable, on the outstanding balance thereof from time to time, quarterly in arrears. Dividends on the Reit Common Stock acquired by Executive, subject to reduction for interest repayment (interest payments shall first be made by the withholding of dividends), shall be payable to Executive at such times and in such amounts as may generally be declared by the Board with respect to all shares of Reit Common Stock then outstanding without regard to whether the Stock Acquisition Loan has been repaid or forgiven. The Stock Acquisition Loan is being granted and secured pursuant to the terms and conditions of this Agreement. The Reit Common Stock purchased with the proceeds of the Stock Acquisition Loan, which shall serve as the sole security for the Stock Acquisition Loan, shall be delivered to and held by Reit and a Secured Non-Recourse Promissory Note and Stock Pledge Agreement evidencing and securing such Stock Acquisition Loan shall be executed by Reit and Executive. In the event of a conflict between the aforementioned documents and this Agreement, the terms of this Agreement shall control.

                     The Stock Acquisition Loan shall be forgiven as follows: subject to the provisions of Paragraphs 4(a), 4(b), 4(d) and 4(e) below, $100,000 of the principal shall be forgiven on the second (2nd) anniversary of the date of this Agreement and $100,000 of the principal shall be forgiven on the third (3rd) anniversary of the date of this Agreement, provided Executive is employed by Reit on each applicable forgiveness date.

                     The Stock Acquisition Loan shall be initially secured by the shares of Reit Common Stock purchased by Executive with the proceeds of the Stock Acquisition Loan. On the second
                     (2nd) anniversary of the date of this Agreement, the outstanding balance of the Stock Acquisition Loan shall be secured only by shares of Reit Common Stock having a fair market value of one hundred twenty-five (125%) percent of the outstanding principal amount of the Stock Acquisition Loan. If on the second (2nd) anniversary of the date of this Agreement the Collateral Value exceeds one hundred twenty-five (125%) percent of the outstanding balance of the Stock Acquisition Loan after giving effect to any loan forgiveness, as applicable (the "Secured Loan Amount "), Reit shall automatically release to Executive such portion of the collateral the aggregate fair market value of which equals the Collateral Value less the Secured Loan Amount, free and clear of any and all encumbrances under the Stock Pledge Agreement.

         4.       Termination of Employment / Change in Control.

                  (a) In the event Executive terminates his employment with Reit for Good Reason (as hereinafter defined), or subject to the provisions of Paragraphs 4(b), 4(d), 4(e) and 4(h) below as applicable, in the event Reit terminates Executive's employment during the Employment Period, (i) Reit shall pay Executive any unpaid salary accrued through and including the date of termination plus any unpaid Formula Bonus due Executive for any prior year and/or the year of termination (the "Accrued Amount"); (ii) if such termination occurs on or prior to January 1, 2002 Reit shall pay Executive's salary at the rate of his Annual Base Salary then in effect on date of termination through January 1, 2002 in a single sum payment as soon as practicable following termination of employment ("Initial Period Severance"), plus $100,000 of principal under the Stock Acquisition Loan on date of termination of Executive's employment pursuant to this Paragraph shall be forgiven as of the date of Executive's termination and the number of shares of Reit Common Stock held as collateral for the Stock Acquisition Loan which are not needed to satisfy the balance of the Stock Acquisition Loan shall be released to Executive as soon as practicable after Executive's date of termination ("Initial Period Stock Acquisition Loan Forgiveness and Collateral Release"); (iii) if such termination occurs after January 1, 2002 but prior to June 30, 2004, Reit shall pay Executive's salary at the rate of his Annual Base Salary then in effect on date of termination through June 30, 2004 in a single sum payment as soon as practicable following termination of employment ("Second Period Severance"), plus the remaining $100,000 principal balance of the Stock Acquisition Loan shall be forgiven and shares of Reit Common Stock held as collateral shall be released

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("Second Period Stock Acquisition Loan Forgiveness and Collateral Release");
(iv) any options previously granted to Executive shall be vested as of Executive's termination of employment "Accelerated Vesting," and Executive shall be entitled to exercise any options within ninety (90) days of the date of Executive's termination of employment and (v) continuation of the Housing Allowance for the lesser of an additional twelve (12) month period following employment termination or for the remaining term of Executive's lease ("Continued Housing Allowance"). Executive shall furnish the lease to Reit upon request. Except for any rights which Executive may have to the Accrued Amount, Initial Period Severance or Second Period Severance, Initial Period or Second Period Stock Acquisition Loan Forgiveness and Collateral Release, Accelerated Vesting, the Continued Housing Allowance and/or as otherwise required by law, Reit shall have no further obligations hereunder following such termination.

                  (b) (i) In the event of a Change in Control (as hereinafter defined) during the Employment Period, Executive shall be entitled to Accelerated Vesting forgiveness of the outstanding balance of the Stock Acquisition Loan (both principal and interest), immediate delivery to Executive of all shares held by Reit as collateral for the Stock Acquisition Loan and, in the event of termination of Executive's employment on or after the occurrence of the Change in Control, Reit shall pay Executive and Executive shall be entitled to the Accrued Amount, plus the greater of (i) Initial Period Severance or Second Period Severance, as applicable or (ii) a payment of twelve (12) months of salary at the rate of his Annual Base Salary in effect on date of termination plus the Continued Housing Allowance. Executive must exercise any options which have vested pursuant to this Section 4(c) within ninety (90) days of his actual termination of employment.

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                  (c) For purposes of this Agreement:

                      (i) "Fair Market Value" shall mean the average of the
                          closing price on the New York Stock Exchange of the Common Stock on each of the trading days within the thirty (30) days immediately preceding the date of termination of Executive's employment;

                      (ii) "Change in Control" shall mean, that any of the
                          following events has occurred: (a) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee benefit plan sponsored by Reit, becomes the "beneficial owner", as such term is used in Section 13 of the Exchange Act, (irrespective of any vesting or waiting periods); of (I) Common Stock or any class of stock convertible into Common Stock and/or (II) the units of limited partnership interests in PRLP ("Common OP Units") or preferred units or any other class of units convertible into Common OP Units, in an amount equal to thirty (30%) percent or more of the sum total of the Common Stock and the Common OP Units (treating all classes of outstanding stock, units or other securities convertible into stock and/or units as if they were converted into Common Stock or Common OP Units as the case may be and then treating Common Stock and Common OP Units as if they were a single class) issued and outstanding immediately prior to such acquisition as if they were a single class; (b) any Common Stock is purchased pursuant to a tender or exchange offer other than an offer by Reit; (c) the dissolution or liquidation of Reit or the consummation of any merger or consolidation of Reit or any sale or other disposition of all or substantially all of its assets, if the shareholders of Reit immediately before such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than thirty (30%) percent of the voting power of the surviving or acquiring company; or
                          (d) both Philip Pilevsky and Sheila Levine are no longer executive officers or members of the Board of Directors of the Company and together they no longer own at least ten (10%) percent of the Common Stock or Common OP Units;

                      (iii) "Good Reason" shall mean (A) any assignment to
                          Executive of any duties different from those contemplated by Paragraph 2 hereof which would result in a diminution of duties so that Executive would not have an appropriate title,

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                          position, and function as an executive officer of
                          Reit, (B) any material breach of this Agreement by Reit, (C) a reduction in Executive's Annual Base Salary as in effect at the time in question, or any other material failure by Reit to comply with Paragraph 3 hereof, (D) failure of Reit to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Paragraph 6(a) hereof, or (E) the relocation of Executive's own office more than fifty (50) miles away from New York, New York.

                  (d) In the event Executive's employment with Reit terminates for reasons other than as set forth in Paragraphs 4(a) and 4(b) above or 4(e) and 4(h) below, including without limitation, in the event Executive elects to terminate his employment at any time during the Employment Period with Reit, (other than following issuance of a Notice of Non-Extension by Reit), Executive shall be entitled to payment of the Accrued Amount. Executive shall have ninety
(90) days following his termination of employment to exercise any options which have vested. The Stock Acquisition Loan shall be accelerated and disposition of the same shall be governed by the provisions of Paragraph 4(h) below. In the event Executive issues a Notice of Non-Extension to Reit, Executive shall be entitled to continue to work and receive his salary at the rate of his Annual Base Salary through the expiration of the two hundred forty (240) day notice period.

                  (e) In the event Executive terminates his employment with Reit following Reit's issuance of a Notice of Non-Extension to Executive, but prior to expiration of the two hundred forty (240) day notice period, Executive shall be entitled to the Accrued Amount, Accelerated Vesting, the Initial Period Stock Acquisition Loan Forgiveness and Collateral Release. Executive shall have ninety
(90) days following his termination of employment to exercise any options which have vested. Except for any rights which Executive may have to the Accrued Amount, the Initial Period Stock

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Acquisition Loan Forgiveness and Collateral Release, and Accelerated Vesting,
Reit shall have no further obligation hereunder following such termination.

                  (f) Any termination of Executive's employment by Reit or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto.

                  (g) Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against cash amounts due Executive under this Agreement on account of subsequent employment.

                  (h) In the event Reit terminates Executive's employment for Just Cause (as hereinafter defined), Reit shall pay Executive the Accrued Amount immediately upon termination of employment. In addition, in such event, Executive shall have ninety (90) days following his termination of employment to exercise any options granted hereunder which have vested. The Stock Acquisition Loan shall be accelerated and all amounts outstanding thereunder (both principal and interest) shall become due and owing on Executive's date of termination. In the event Executive does not pay the full balance due under the Stock Acquisition Loan on date of termination of this Agreement, and the Collateral Value equals or exceed the unpaid balance due, that portion of the collateral necessary to pay the Stock Acquisition Loan shall be sold by Reit and the proceeds of such sales shall be used to satisfy the balance due thereon. Any excess collateral shall be released to Executive as soon as practicable following the Executive's date of termination and such sales. Except for any rights which Executive may have under this Paragraph (h) or as otherwise required by law, Reit shall have no further obligations hereunder following such termination. For purposes of this

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Agreement, "Just Cause" shall mean (A) the willful and continued failure by
Executive to substantially perform his duties in good faith hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by Reit specifically identifying the manner in which Reit believes Executive has not substantially performed his duties, or
(B) willful misconduct by Executive which is materially injurious to Reit, monetarily or otherwise, or (C) the willful violation by Executive of the provisions of Paragraph 5 hereof. For purposes of this Paragraph 4(h), no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in furtherance of the interests of Reit.

         5. Confidential Information / Return of Documents / Noncompete / Remedies.

                  (a) Executive understands and acknowledges that during his employment with Reit, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to Reit. Executive shall hold in a fiduciary capacity for the benefit of Reit such Confidential Information obtained by Executive during his employment with Reit and shall not, directly or indirectly, at any time, either during or after his employment with Reit, without Reit's prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than Reit or its employees, except as required in the performance of his duties for Reit or as otherwise required by law. Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

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                  (b) The term "Confidential Information" shall mean any
information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained by Executive from Reit. For purposes of this Paragraph 5, Reit shall be deemed to include any entity which is controlled, directly or indirectly, by Reit and any entity of which a majority of the economic interest is owned, directly or indirectly, by Reit.

                  (c) Executive agrees that for a period of two (2) years following his termination of employment with Reit, Executive will not directly or indirectly, solicit, recruit, hire or cause to be hired for employment, any individual or individuals who are employed by Reit or its subsidiaries/affiliates on or after his date of termination. The foregoing shall not prohibit the Executive from giving an unsolicited reference upon request.

                  (d) Except for such items which are of a personal nature to Executive (e.g., daily business planner and roll-o-dex), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of Reit, shall not be copied, summarized, extracted from, or removed from the premises of Reit, except in pursuit of the business of Reit or at the direction of Reit, and shall be delivered to Reit, without retaining any copies, upon the termination of Executive's employment or at any time as requested by Reit.

                  (e) Executive agrees that:

                      (A) During the Employment Period Executive shall not, directly or indirectly, engage in, or own, invest in, manage, control, derive any compensation, or provide consulting services either directly or indirectly with respect to any venture or enterprise engaged in any development, acquisition or management activities with respect to retail shopping center properties, without regard to whether or not such activities compete with Reit. Nothing herein shall prohibit Executive from being a passive owner of not more than one (1%) percent of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as he has no active participation in the business of such corporation or other entity.

                       (B) If, at the time of enforcement of this Paragraph 5(e), a court shall hold that the duration, scope, area or other restrictions placed on Executive herein are unreasonable, the parties agree that without further action on their parts reasonable maximum duration, scope, area or other restrictions shall be substituted by such court for the stated duration, scope, area or other restrictions.

                       (C) For purposes of this Paragraph 5(e), Reit shall be deemed to include any entity which is controlled, directly or indirectly, by Reit and any entity of which a majority of the economic interest is owned, directly or indirectly, by Reit.

                  (f) The parties hereto agree that Reit would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Paragraph 5 of this Agreement. Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of Paragraph 5 of this Agreement, Reit may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions thereof.

         6.       Successors and Assigns.

                  (a) Reit shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Reit, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Reit would be required to perform it if no such succession had taken place. Failure of Reit to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle Executive to compensation from Reit and such successor in the same amount and on the same terms as he would be entitled to pursuant to Paragraphs 4(a) and 4(b) above. Except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. In the event of such a breach of this Agreement, the Notice of Termination shall specify such date as the date of termination. As used in this Paragraph, "Reit" shall mean Reit as hereinbefore defined and any successor to all or substantially all of its business and/or its assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Any cash payments owed to Executive pursuant to this Paragraph 6 shall be paid to Executive in a single sum immediately prior to the consummation of the transaction with such successor.

                  (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid

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in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.


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         7.       Timing of and No Duplication of Payments.

                  All payments payable to Executive pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable. In the event any amount becomes vested or payable under more than one provision of this Agreement, Executive shall not be entitled to receive a duplicate payment of any such amount.

         8.       Modification or Waiver.

                  No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of Reit or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Reit or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

         9.       Notices.

                  All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express,


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

certified or registered mail, return receipt requested, and addressed to Reit or Executive, as applicable, at the address set forth above (or to such other address as shall have been previously provided in accordance with this Paragraph
9).

         10.      Governing Law and Resolution of Disputes.

                  This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws thereunder. Any claim for damages arising out of or related to this Agreement except for any claims arising out of or related to Paragraph 5 hereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, before one (1) arbitrator provided, however, that the arbitration shall take place in New York and the arbitrator shall apply New York law. The decision of the arbitrator shall be final and binding on the parties, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. This Paragraph shall not be construed to prevent Reit from seeking injunctive relief with respect to any and all disputes arising out of or related to Paragraph 5 hereof which shall be adjudicated by a court of competent jurisdiction.

         11.      Severability.

                  Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, subject to the provisions of Paragraph 5(e)(B), such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without

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

invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

         12.      Counterparts.

                  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

         13.      Headings.

                  The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

         14.      Entire Agreement.

                  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

         15.      Survival of Agreements.

                  The covenants made in Paragraph 4 and Paragraph 5 shall survive the termination of this Agreement.


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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                     PHILIPS INTERNATIONAL REALTY CORP.

                            By:      /s/ Louis J. Petra
                                     ------------------
                                     Name: Louis J. Petra
                                     Title:   President


                                     EXECUTIVE

                                     /s/ Carl Kraus
                                     --------------
                                     Carl Kraus

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